EXHIBIT 99.1

Press Release

For Immediate Release

Overland Storage Reports Fiscal 2005 Results

SAN DIEGO – Aug. 15, 2005 – Overland Storage, Inc. (NasdaqNM: OVRL) today reported fourth quarter and full-year results for the fiscal year ended June 30, 2005.

Revenue for the fiscal 2005 fourth quarter was $55.4 million compared with $55.0 million for the same period last year. The company reported a net loss of $1.3 million, or $0.09 per share, for the fiscal 2005 fourth quarter compared with net income of $2.1 million, or $0.14 per diluted share, for the same period last year. The non-GAAP net loss for the fourth quarter of fiscal 2005, excluding the impact of outsourcing charges, was $924,000, or $0.07 per share. Non-GAAP results are presented to provide a more complete view of the company’s financial results in light of the costs associated with the outsourcing of all manufacturing, as announced in September 2004. These charges are expected to continue through the first quarter of fiscal 2006, at which time the outsourcing transition will be complete. See “Non-GAAP Financial Measures” below.

For the 12 months ended June 30, 2005, the company reported revenue of $235.7 million compared with $238.1 million for the prior fiscal year. Net income for fiscal 2005 was $4.6 million, or $0.32 per diluted share, compared with $10.6 million, or $0.74 per diluted share, a year earlier.  Non-GAAP net income for fiscal 2005, excluding the impact of outsourcing charges, was $5.9 million, or $0.41 per diluted share.

The company noted that revenue in the fourth quarter was negatively affected by a shortage of LTO3 tape drives from its supplier caused by unexpectedly high demand for the new drive in the last few weeks of the quarter. Additionally, during the same period of time, the company experienced production difficulties at its outsourced manufacturer which were corrected in mid-July. The company estimates that approximately $1.9 million of its backlog at the end of the quarter was caused by these issues.

The company’s gross margin was significantly lower than expected due to a higher proportion of OEM business, a higher mix of lower margin products and higher manufacturing costs. The gross margin for the fourth fiscal quarter was 22.0 percent compared with 27.7 percent in the prior year. Excluding fourth quarter outsourcing costs of $428,000, which are all charged to cost of goods sold, the non-GAAP gross margin was 22.8 percent.

Fourth quarter operating expenses of $15.8 million were up 29.1 percent over the prior year, including increased R&D spending for the company’s previously announced development of a new tape automation platform, expanded sales and marketing programs, higher costs for Sarbanes-Oxley 404 readiness, and legal fees related to the company’s M&A activities.

“As we enter a new fiscal year, we do so with strong conviction that we have the right strategy for Overland’s future. We will have more products under development in fiscal 2006 than Overland has had in any other year of the company’s history. We expect the return on these investments to drive our earnings into 2007 and beyond,” said Christopher P. Calisi, president and chief executive officer of Overland Storage.

Guidance

The company’s long range forecast includes a dramatic shift in the composition of its revenue and gross profit base. The company intends to focus its efforts to grow its branded reseller channel, where sales typically generate gross margins of between 40 percent and 50 percent. This is expected to partially replace declining sales to OEM customers where margins are in the low 20 percent range. As a result, the company expects to raise margins from approximately 27 percent in fiscal 2006 to above 30 percent in fiscal 2007 and above 35 percent in fiscal 2008.

In fiscal year 2005, sales through Overland’s branded channel comprised approximately 40 percent of its total revenue. The company expects revenue from branded products will grow to comprise approximately 53 percent of revenue in fiscal 2006, 77 percent in 2007 and over 90 percent in 2008. This will be accomplished through sales of the company’s new protected primary storage and tape automation products to be launched in fiscal 2006, together with increasing sales of its REO disk-based backup and recovery products.

Fiscal year 2006 will be a year of significant investment by the company in new product development, and sales and marketing support. Development of the company’s new tape library platform, which began in the fourth quarter of fiscal 2005, is expected to be substantially complete by the end of the third quarter of fiscal 2006. The acquisition of Zetta Systems, announced Aug. 8, 2005, brings to the company a new software development team focused on delivery of protected primary storage products. This new team is expected to add between $3 million and $4 million to the company’s annual R&D expenditures. The acquisition is expected to have a positive impact on the company’s earnings by the first quarter of fiscal year 2007. And, finally, development continues to expand the portfolio of REO products and enhance their capabilities.

The company believes that the heavy investments in fiscal 2006 will result in a loss of approximately $0.10 per share for the year. The returns on those investments, however, are expected to begin to manifest themselves in fiscal 2007 as revenue from new products accelerates and R&D expenditures decline. The company currently expects to return to profitability of approximately $0.20 per share in fiscal 2007. Fiscal 2008 will improve further as branded sales comprise most of the company’s revenue and drive up gross margins. Earnings per share in 2008 are expected to rise above $0.50 per share.

Non-GAAP Financial Measures

To supplement the Consolidated Statement of Operations presented in accordance with GAAP, the company has included a Non-GAAP Consolidated Statement of Operations that excludes the transition charges related to outsourcing all of the company’s manufacturing to Sanmina-SCI, a contract manufacturer. The company entered into a manufacturing service agreement with Sanmina-SCI on Nov. 23, 2004 and now plans to complete the transfer of all products to Sanmina-SCI by Sept. 30, 2005. Over the second, third and fourth quarters of fiscal year 2005 the company recorded pretax transition charges totaling $2.1 million ($1.4 million net of tax) and expects to incur approximately $900,000 of additional pretax charges in the first quarter of fiscal year 2006. These charges are recorded as additions to cost of goods sold. Because these are one-time charges that will not be repeated in subsequent fiscal years, the company believes the non-GAAP results provide useful information to investors concerning the company’s operating results, and permit a more meaningful comparison to historical financial results, which did not include such charges. Reconciliations of GAAP net income to non-GAAP net income and GAAP to non-GAAP per share results are provided in a table immediately following the Non-GAAP Consolidated Statements of Operations. Although management believes the above non-GAAP financial measures enhance investors’ understanding of the company’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude certain costs which are required to be included in a GAAP presentation, and do not therefore present the full measure of the company’s recorded costs against its revenues. Accordingly, these non-GAAP results should be considered together with GAAP results, rather than as an alternative to GAAP basis financial measures.

About Overland Storage

Now in its 25th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the REO SERIES™ of disk-based backup and recovery appliances and the NEO SERIES™ of tape libraries. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “estimates,” expects,” “projects,” plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include risks and uncertainties associated with the company’s acquisition of Zetta Systems, Inc., including possible integration difficulties and successful execution of the business plan such that the acquisition has a positive effect on the company’s operating results by the first quarter of fiscal year2007; possible delays in new product introductions by the company including the new primary storage appliance to be based on the Zetta software, the company’s next generation tape library platform and enhancements to its REO line; market acceptance of the company’s new product offerings; the timing and market acceptance of new product introductions by competitors; the speed at which HP transitions from the products it currently buys from the company to its next-generation products to be purchased from another vendor; delays, unbudgeted expenses, inefficiencies and production problems that may result from the transition of manufacturing to Sanmina-SCI; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO SERIES and NEO SERIES are trademarks or registered trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing fourth fiscal quarter 2005 results and the outlook for coming years will be held beginning at 10:30 a.m. EDT, Aug. 15, 2005, and will be posted at www.overlandstorage.com. Please provide adequate time to log on. Following the broadcast, the conference call will be archived for future access on Overland’s Web site.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

cbond@overlandstorage.com

858-571-5555

# # #

- Financial Tables Follow -

OVERLAND STORAGE, INC.

GAAP CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net revenues	$55,354	$55,031	$235,687	$238,139
Cost of revenues	43,158	39,793	174,770	173,485
Gross profit	12,196	15,238	60,917	64,654

Operating expenses:
Sales and marketing	9,121	7,858	34,382	30,848
Research and development	2,969	1,817	10,687	7,259
General and administrative	3,742	2,590	12,324	10,949
Total expenses	15,832	12,265	57,393	49,056

Operating (loss) income	(3,636)	2,973	3,524	15,598
Interest income, net	487	165	1,537	533
Other (loss) income, net	(100)	4	7	68
(Loss) income before income taxes	(3,249)	3,142	5,068	16,199
Income tax (benefit) provision	(1,967)	1,069	490	5,574
Net (loss) income	$(1,282)	$2,073	$4,578	$10,625

Earnings per share:
Basic	$(0.09)	$0.15	$0.33	$0.79
Diluted	$(0.09)	$0.14	$0.32	$0.74

Shares used in computing earnings per share:
Basic	14,049	13,673	13,899	13,384
Diluted	14,049	14,427	14,429	14,404

OVERLAND STORAGE, INC.

NON-GAAP CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net revenues	$55,354	$55,031	$235,687	$238,139
Cost of revenues	42,730	39,793	172,711	173,485
Gross profit	12,624	15,238	62,976	64,654

Operating expenses:
Sales and marketing	9,121	7,858	34,382	30,848
Research and development	2,969	1,817	10,687	7,259
General and administrative	3,742	2,590	12,324	10,949
Total expenses	15,832	12,265	57,393	49,056

Operating (loss) income	(3,208)	2,973	5,583	15,598
Interest income, net	487	165	1,537	533
Other (loss) income, net	(100)	4	7	68
(Loss) income before income taxes	(2,821)	3,142	7,127	16,199
Income tax (benefit) provision	(1,897)	1,069	1,189	5,574
Net (loss) income	$(924)	$2,073	$5,938	$10,625

Earnings per share:
Basic	$(0.07)	$0.15	$0.43	$0.79
Diluted	$(0.07)	$0.14	$0.41	$0.74

Shares used in computing (loss) earnings per share:
Basic	14,049	13,673	13,899	13,384
Diluted	14,049	14,427	14,429	14,404

A reconciliation between net income on a GAAP basis and Non-GAAP net income is as follows:

GAAP net income	$(1,282)	$2,073	$4,578	$10,625
Outsource manufacturing transition costs	428	—	2,059	—
Income tax effect	(70)	—	(699)	—
Non-GAAP net (loss) income	$(924)	$2,073	$5,938	$10,625

A reconciliation between diluted earnings per share on a GAAP basis and non-GAAP pro forma diluted earnings per share is as follows:

GAAP net income	$(0.09)	$0.14	$0.32	$0.74
Outsource manufacturing transition costs	0.03	—	0.14	—
Income tax effect	(1.00)	—	(0.05)	—
Non-GAAP net (loss) income	$(0.07)	$0.14	$0.41	$0.74

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	June 30,	June 30,
	2005	2004
	(unaudited)
ASSETS
Cash and equivalents	$5,264	$12,397
Short term investments	71,623	57,260
Accounts receivable, net	37,703	33,794
Inventories	19,108	15,126
Other current assets	16,355	11,195
Total current assets	150,053	129,772
Property, plant and equipment, net	8,758	7,945
Other assets	6,901	7,514
Total assets	$165,712	$145,231

LIABILITIES & EQUITY
Current liabilities	$39,690	$26,451
Other long-term liabilities	4,528	5,266
Shareholders’ equity	121,494	113,514
Total liabilities and equity	$165,712	$145,231